EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Management Incentive Plan of Magellan Health, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of Magellan Health, Inc. and the effectiveness of internal control over financial reporting of Magellan Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Baltimore, Maryland

July 29, 2016